As filed with the Securities and Exchange Commission on March 8, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

electroCore, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-345-4976
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

200 Forge Way, Suite 205

Rockaway, New Jersey 07866

(Address, including zip code, of registrant’s principal executive offices)

2018 Omnibus Equity Incentive Plan

(Full title of the plan)

Daniel S. Goldberger

Chief Executive Officer

electroCore, Inc.

200 Forge Way, Suite 205

Rockaway, NJ 07866

(973) 290-0097

(Name and address, and telephone number, including area code, of agent for service)

Copies to:

Ira L. Kotel, Esq.

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 768-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering an additional 212,473 shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable to eligible persons under the 2018 Omnibus Equity Incentive Plan, which shares are in addition to the shares registered on the Registrant’s registration statements on Form S-8 filed on June 25, 2018 (File No. 333-225864), March 31, 2020 (File No. 333-237498), March 11, 2021 (File No. 333-254171) and March 18, 2022 (File No. 333-263675) (collectively, the “Prior Registration Statements”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements, to the extent relating to the registration of Common Stock issuable under the 2018 Omnibus Equity Incentive Plan, are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

INDEX TO EXHIBITS

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Form of Certificate of Incorporation of electroCore, Inc.	S-1	333-225084	3.1	May 21, 2018

4.2	Form of Amended and Restated Bylaws of electroCore, Inc.	8-K	001-38538	3.1	December 9, 2021

4.3	electroCore, Inc. 2018 Omnibus Equity Incentive Plan.	10-K	8	10.4	March 8, 2023

4.4	Form of Non-qualified Stock Option Agreement for electroCore, Inc. 2018 Omnibus Equity Incentive Plan.	10-K	001-38538	10.4	March 10, 2022

4.5	Form of Employee Restricted Stock Award Agreement for electroCore, Inc. 2018 Omnibus Equity Incentive Plan.	10-K	001-38538	10.3	March 10, 2022

4.6	Form of Non-Employee Director Inaugural Deferred Stock Unit Award Agreement for electroCore, Inc. 2018 Omnibus Equity Incentive Plan.	S-1	333-225084	10.8	May 21, 2018

4.7	Form of Non-Employee Director Inaugural Non-qualified Stock Option Agreement for electroCore, Inc. 2018 Omnibus Equity Incentive Plan.	S-1	333-225084	10.9	May 21, 2018

4.8	Form of Non-Employee Director Inaugural Restricted Stock Unit Agreement for electroCore, Inc. 2018 Omnibus Equity Incentive Plan.	S-1	333-225084	10.10	May 21, 2018

4.9	Form of Non-Employee Director Annual Deferred Stock Unit Award Agreement for electroCore, Inc. 2018 Omnibus Equity Incentive Plan.	S-1	333-225084	10.11	May 21, 2018

4.10	Form of Non-Employee Director Annual Non-qualified Stock Option Agreement for electroCore, Inc. 2018 Omnibus Equity Incentive Plan.	S-1	333-225084	10.12	May 21, 2018

4.11	Form of Non-Employee Director Annual Restricted Stock Unit Agreement for electroCore, Inc. 2018 Omnibus Equity Incentive Plan.	S-1	333-225084	10.13	May 21, 2018

5.1*	Opinion of Dentons US LLP.

23.1*	Consent of Marcum LLP.

23.2*	Consent of Dentons US LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (contained on signature page hereto).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockaway, State of New Jersey, on this 8th day of March 2023.

ELECTROCORE, INC.
(Registrant)

By:	/s/ Brian Posner
Name: Brian Posner
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel S. Goldberger and Brian Posner, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him in any and all capacities, to sign this Registration Statement on Form S-8 of electroCore, Inc., and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel S. Goldberger	Chief Executive Officer and Director	March 8, 2023
Daniel S. Goldberger	(Principal Executive Officer)

/s/ Brian Posner Brian Posner	Chief Financial Officer (Principal Financial and Accounting Officer)	March 8, 2023

/s/ Peter Cuneo	Chairman of the Board	March 8, 2023
Peter Cuneo

/s/ Joseph P. Errico	Director	March 8, 2023
Joseph P. Errico

/s/ Thomas J. Errico, M.D.	Director	March 8, 2023
Thomas J. Errico, M.D.

/s/ John Gandolfo	Director	March 8, 2023
John Gandolfo

/s/ Julie A. Goldstein	Director	March 8, 2023
Julie A. Goldstein

/s/ Trevor J. Moody	Director	March 8, 2023
Trevor J. Moody

/s/ Thomas Patton	Director	March 8, 2023
Thomas Patton

/s/ Patricia Wilber	Director	March 8, 2023
Patricia Wilber